                                                                     EXHIBIT 4.1



                                    SLI, INC.
                        2000 EMPLOYEE STOCK PURCHASE PLAN

                                    ARTICLE I

                                NAME AND PURPOSE

           1.1 Name. The name of this Plan is the "SLI, Inc. 2000 Employee Stock Purchase Plan."

           1.2 Purpose and Construction. The Plan is intended to provide a method whereby employees of SLI, Inc. and certain other related corporations will have an opportunity to acquire a proprietary interest in SLI, Inc. through the purchase of shares of its common stock. It is intended for this Plan to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of the Code.

                                   ARTICLE II

                              DEFINITIONS OF TERMS

           2.1 General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:

           (a) Accumulation Period. The period beginning on the first day following an Exercise Date and ending upon the immediately succeeding Exercise Date. The initial Accumulation Period under the Plan shall begin on July 1, 2000 and end on June 30, 2001.

           (b) Board. The Board of Directors of SLI, Inc.

           (c) Business Day. Any day that the exchange upon which the Common Stock is then traded is open for business.

           (d) Committee. The Employee Stock Purchase Plan Committee as appointed by the Board.

           (e) Common Stock. The Company's common stock, $.01 par value.

           (f) Company. SLI, Inc.

           (g) Designated Subsidiary. Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

           (h) Effective Date. July 1, 2000.

           (i) Employee. Any person who is regularly and actively employed by the Employer or one of its Designated Subsidiaries; provided, however, that the term "Employee" does not include any person whose customary employment is 20 hours or less per week or whose customary employment is for not more than five months in any calendar year.

           (j) Employer. The Committee may from time to time designate the corporations whose employees may be offered Options under the Plan. Designations of participating corporations shall be made from time to time by the Committee from among a group of corporations consisting of the Company and its Parents or Subsidiaries. The group of corporations from among which such designations shall be permitted shall include those corporations which may become Parents or Subsidiaries after the adoption and approval of this Plan.

           (k) Entry Date. The Entry Date shall be the first day of July of each year. The initial Entry Date shall be July 1, 2000, in connection with the initial commencement of the Plan.

           (l) Exercise Date. The last Business Day of June of each year of the Plan. The initial Exercise Date under the Plan shall be June 30, 2001.

           (m) Fair Market Value. The last reported sales price at which shares of the Common Stock were traded or, if the Common Stock was not traded on a specified date, the last reported sales price on the date nearest preceding such date.

           (n) Officer. The president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company, its Parents or Subsidiaries, or as otherwise defined in Rule 16a-1(f), promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act").

           (o) Option. An option granted under the Plan to purchase Shares.

           (p) Option Date. The last Business Day of June of each year on which the Board grants Options under the Plan. The initial Option Date under the Plan shall be June 30, 2001.

           (q) Parent. Any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the grant of an Option, each of the corporations (other than the Company) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

           (r) Participant. An eligible Employee who has elected to participate in the Plan.

           (s) Plan. The SLI, Inc. 2000 Employee Stock Purchase Plan, including all amendments and supplements thereto.

           (t) Share. A share of Common Stock.

           (u) Subsidiary. Any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the grant of an Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

           2.2 Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan may be defined in other portions of the Plan.

                                   ARTICLE III

                          ELIGIBILITY AND PARTICIPATION

           3.1 Initial Eligibility. An Employee who has completed ninety (90) days of employment shall be eligible to participate under the Plan on or after the first Entry Date following the completion of the Employee's initial ninety
(90) days of employment. For purposes of determining eligibility, employment by an entity which is acquired by the Employer or whose assets are acquired by the Employer shall not be treated as employment by the Employer unless the Board shall make a determination otherwise.

           3.2 Leave of Absence. For purposes of participation in the Plan, a person on leave of absence shall be deemed to be an Employee for the first 90 days of such leave of absence and such person's employment shall be deemed to have terminated at the close of business on the 90th day of such leave of absence unless such person shall have returned to active employment prior to the close of business on such 90th day. Termination by the Employer of any person's leave of absence, other than termination of such leave of absence on return to active employment shall terminate a person's employment for all purposes of the Plan and shall terminate such person's participation in the Plan and right to exercise any option.

           3.3 Restriction on Participation. Notwithstanding any provision of the Plan to the contrary, no Employee shall be eligible to participate in the Plan (i) if, immediately after the grant, such person would own stock, and/or hold outstanding options to purchase stock, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or Subsidiary (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any person) or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

           3.4 Commencement of Participation. An eligible Employee may become a participant by completing the forms provided by the Employer (including the "Purchase Order Form" and the "Payroll Deduction Authorization Form," collectively referred to herein as "Participation Forms") and filing them with the individual designated by the Committee as the Stock Purchase Plan Coordinator (the "Coordinator") on or before the date set therefor by the Committee.

           3.5 Participation Forms. The Participation Forms which eligible Employees must complete, sign and deliver to the Employer in order to participate in the Plan shall include the following:

           (1) A specification of the fixed dollar amount to be deducted from the compensation payable to the Employee in each payroll period.

           (2) A direction that the maximum possible number of Shares be purchased on the Exercise Date, except to the extent the Employee shall have notified the Employer in writing (in accordance with the requirements of Section 7.4 of the Plan) to the contrary prior to the Exercise Date.

           (3) A specification of the exact name of the Employee to whom the Stock purchased is to be registered.

           (4) An agreement that the Employee will inform the Company of any disposition of any Shares acquired under the Plan within one year from the Exercise Date pertaining to such Shares.

           (5) A designation of the Beneficiary(ies) to whom the balance in the Employee's account is to be paid in the event of his/her death.

                                   ARTICLE IV

                              SHARES TO BE OFFERED

           4.1 Number of Shares. The number of Shares for which Options may be granted under the Plan shall be 1,000,000. Such Shares may be authorized but unissued Shares, Shares held in the treasury, or both.

           4.2 Reusage. If an Option expires or is terminated, surrendered or cancelled without having been fully exercised, the Shares covered by such Option which were not purchased shall again be available for issuance under the Plan.

           4.3 Adjustments. In the event that prior to the transfer of all of the Shares which may be issued in accordance with this Plan, there shall be any increases or reductions in the number of shares of Common Stock of the Company outstanding by reason of any one or more stock dividends, stock splits, stock constrictions or any other material change in the capital structure of the Company by way of reclassification, reorganization or recapitalization, the aggregate number of Shares which may be issued under this Plan and the number of Shares which may be purchased under each Option then or thereafter in effect and the purchase price paid therefor shall be proportionately and equitably adjusted.

           4.4 Ownership of Shares. No one shall, by any reason of this Plan or of any Option granted or the exercise of rights under any such Option, have any interest in Shares of the Company nor any rights of, or status as, a stockholder of the Company unless and until (i) any such Option has been exercised, (ii) shares of Common Stock shall have been paid for in full, and (iii) all of the applicable provisions of this Plan and of the Option granted shall have been complied with.

           4.5 Delivery. Purchased Shares shall be registered in the name of the Plan, the Company or its designee and held on behalf of and in the name of the Participants in an account established on Participant's behalf. Stock certificates shall not be issued to Participants for the Shares held on their behalf, but all rights accruing to an owner of record of such Shares, including, without limitation, voting rights, shall belong to the Participant for whose account such Shares are held. Notwithstanding the foregoing, a Participant may elect, at Participant's expense, to receive a stock certificate from the account established on behalf of the Participant, subject to the terms and conditions of the Plan.

                                    ARTICLE V

                               PAYROLL DEDUCTIONS

           5.1 Payroll Deductions. At the time the Participant files the Participation Forms, the Participant may designate a fixed dollar amount which the Participant shall elect to have deducted by the Employer from compensation otherwise payable to the Participant during an Accumulation Period. The minimum fixed dollar payroll deduction amount per payroll period shall be $10.00.

           5.2 Participant's Account. A stock purchase account shall be set up on the books of the Company or its designee in the name of each Participant. The amount of all payroll deductions shall be credited to the respective stock purchase accounts of the Participants on such books.

           5.3 Changes in Payroll Deductions. A Participant may discontinue his or her participation in the Plan as provided in Section 7.4, or, on any one occasion only during the Accumulation Period, may decrease the rate of his or her contributions during the Accumulation Period by completing and filing with the Company a new subscription agreement. The change in rate shall be effective as of the beginning of the next calendar month following the date of filing of the new subscription agreement, if the agreement is filed at least ten (10) business days prior to such date and, if not, as of the beginning of the next succeeding calendar month.

                                   ARTICLE VI

                               GRANTING OF OPTIONS

           6.1 Grant of Option. On the Entry Date of each Accumulation Period, each eligible Employee participating in such Accumulation Period shall be granted an option to purchase, on the Exercise Date, a number of shares of the Company's Common Stock determined by dividing such Employee's contributions accumulated prior to such Exercise Date and retained in the Participant's stock purchase account as of the Exercise Date by the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock on the Entry Date, or (ii) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock on the Exercise Date; provided however, that the maximum number of shares an Employee may purchase during each Accumulation Period shall not exceed the limitations set forth in Sections 3.3. The fair market value of a share of the Company's Common Stock shall be determined as provided in Section 6.2

           6.2 Option Price. The option price per share of the shares offered in a given Accumulation Period shall be the lower of: (i) 85% of the fair market value of a share of the Common Stock of the Company on the Entry Date; or (ii) 85% of the fair market value of the share of the Common Stock of the Company on the Exercise Date. The fair market value of the Company's Common Stock on a given date shall be the closing price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by the New York Stock Exchange or if such stock is not listed on an exchange by the closing price of the Common Stock for such date (or in the event that the Common Stock is not traded on such date, on the immediately preceding date), as reported by Nasdaq.

                                   ARTICLE VII

                               EXERCISE OF OPTION

           7.1 Automatic Exercise. Each Participant's Option to purchase Shares will be automatically exercised for him/her on each Exercise Date for the number of Shares, including fractional shares to the fourth decimal, which the accumulated funds as of the Exercise Date will purchase at the applicable Option price, subject to the limitations set forth in the Plan and subject to allotment in accordance with Section 7.2. The Employer or its designee will report to each Participant the number of Shares purchased by him/her and the cost of such Shares on a periodic basis, at least annually.

           7.2 Allotment of Shares. In the event that, on any Exercise Date, the aggregate funds and Shares available for the purchase of Shares, pursuant to the provisions of Section 7.1, would purchase a greater number of Shares than the number of Shares then available for purchase under the Plan on such Exercise Date, the Company shall issue to each Participant, on a pro rata basis, such number of Shares as, when taken together with the Shares issued to all other Participants, will result in the issuance of Shares totaling no more than the number of Shares then remaining available for issuance under the Plan on such Exercise Date.

           7.3 Non-transferability. No funds credited to a Participant's stock purchase account nor any rights with regard to the exercise of an Option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by a Participant other than by will or the laws of descent and distribution. Options under the Plan shall be exercisable during a Participant's lifetime only by the Participant, his/her guardian or legal representative. Each Participant shall agree in the Participation Forms to notify the Company or its designee of any transfer of Shares within two years of the Exercise Date on which such Shares were purchased.

           7.4 Withdrawal from the Plan. A Participant may cease future contributions to his/her stock purchase account, effective for the next payroll period, by submitting a notice to the Company or its designee no later than five
(5) business days prior to the beginning date of such payroll period. Any Participant who withdraws from the Plan may not thereafter participate for the balance of the Plan year. Upon furnishing notice that future contributions will cease, all deductions made prior to notice shall be refunded to the Participant.

           7.5 Rights on Retirement, Death or Termination of Employment. In the event of a Participant's retirement, death or termination of employment, no payroll deduction shall be taken from any compensation due and owing to the Participant at such time, and the deductions made prior to such date of retirement, death or termination shall be to the former Employee or, in the event of the Participant's death, the person or persons to whom such rights pass by will or the laws of descent and distribution including the Participant's estate during the period of administration, within thirty (30) days following the request therefore.

           7.6 Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees promptly following the Exercise Date, which statements will set forth in detail the stock transaction occurring on the Exercise Date.

           7.7 Purchases and Sales by Officers. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to
Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

                                  ARTICLE VIII

                                 ADMINISTRATION

           8.1 Committee. The Board may appoint an Employee Stock Purchase Plan Committee, composed of such persons as the Board shall from time to time determine to administer the Plan subject to the control and direction of the Board. Subject to the action and control of the Board: (i) the Committee shall have the power from time to time to establish suitable rules and procedures for administering the Plan, (ii) adopt such modifications, procedures and subplans as may be necessary or appropriate to comply with the laws of other countries with respect to Participants or prospective Participants employed in such other countries, and (iii) all decisions of the Committee pertaining to the interpretation, construction or application of the Plan or any option granted or rules promulgated by the Committee shall be final and conclusive. Neither any member of the Committee nor of the Board shall be liable for any decision made or action taken in good faith. The Committee shall from time to time designate an individual who shall serve as the Employee Stock Purchase Plan Coordinator to assist in the ongoing administration of the Plan.


                                   ARTICLE IX

                            AMENDMENT AND TERMINATION

           9.1 Power of Board. Except as hereinafter provided, the Board shall have the sole right and power to amend the Plan at any time and from time to time.

           9.2 Limitation. The Board may not amend the Plan, without approval of the shareholders of the Company:

           (6) in a manner which would cause the Plan to fail to meet the requirements of Sections 423 of the Code;

           (7) in a manner which materially increases the total number of shares which may be issued pursuant to options granted under the Plan;

           (8) in a manner which materially increases the benefits accruing to Participants under the Plan.

           9.3 Term. The Plan shall commence as of the Effective Date and, subject to the terms of the Plan including those requiring approval by the shareholders of the Company, shall continue in full force and effect until June 30, 2005.

           9.4 Termination. The Plan may be terminated at any time by the Board. Subject to the Board's right to amend the Plan, with shareholder approval, to increase the number of Shares available for purchase under the Plan, the Plan shall automatically terminate when all of the Shares available for purchase have been sold. Upon termination of the Plan, and the exercise or lapse of all outstanding Options, any balances remaining in each Participant's stock purchase account shall be refunded to the Participant.

           9.5 Effect. The amendment or termination of the Plan shall not adversely affect any Options granted prior to such amendment or termination.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

           10.1 Use of Funds. All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

           10.2 Headings. The headings contained in the Plan are included only for convenience, and they shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

           10.2 Number and Gender. The masculine and neuter, wherever used in the Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.

           10.3 Governing Law. This Plan shall be construed and administered in accordance with the laws of the State of Massachusetts.

           10.4 No Employment Contract. The adoption of the Plan shall not confer upon any Employee any right to continued employment nor shall it interfere in any way with the right of the Company, a Parent to a Subsidiary to terminate the employment of any of its employees at any time.

           10.5 Payment of Interest. No interest will be paid or allowed on any money paid into the Plan or credited to the account of any Participant.